EXHIBIT 99.2

JOINT FILERS’ SIGNATURES

INSIGHT HOLDINGS GROUP, LLC By: /s/Andrew Prodromos Name: Andrew Prodromos Title: Attorney-in-Fact	Date: 05/13/2026
INSIGHT FALCON PARTNERS (A), L.P By: Insight Falcon Associates, Ltd., its general partners By: /s/Andrew Prodromos Name: Andrew Prodromos Title: Authorized Officer	Date: 05/13/2026
INSIGHT FALCON ASSOCIATES, LTD. By: /s/Andrew Prodromos Name: Andrew Prodromos Title: Authorized Officer	Date: 05/13/2026
INSIGHT VENTURE MANAGEMENT, LLC By: /s/Andrew Prodromos Name: Andrew Prodromos Title: Authorized Officer	Date: 05/13/2026
INSIGHT PARTNERS PUBLIC EQUITIES GP, LLC By: /s/Andrew Prodromos Name: Andrew Prodromos Title: Authorized Officer	Date: 05/13/2026
INSIGHT PARTNERS PUBLIC EQUITIES MASTER FUND, L.P. By: Insight Partners Public Equities GP, LLC, its general partner By: /s/Andrew Prodromos Name: Andrew Prodromos Title: Authorized Officer	Date: 05/13/2026